Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-133702 on Form S-8 of our reports dated March 16, 2007, relating to the financial statements of Taleo Corporation and management’s report on the effectiveness of internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment), appearing in this Annual Report on Form 10-K of Taleo Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP

San Jose, California
March 16, 2007